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                                                                   Exhibit 10.13

                                    VIACELL(TM)

September 29, 2000

Mary Thistle
9 Longview Drive
Chelmsford, MA  01824

Dear Mary:

It is my sincere pleasure to offer you the position of Vice President, Financial and Corporate Planning with ViaCell, Inc. This position will be a key factor in ViaCell's continued success, and I am confident that it will be an exciting opportunity for you as well.

As agreed, your scheduled start date is October 2, 2000. You will be compensated for this position at the bi-weekly rate of $4,038.46 (this is the equivalent of $105,000 based on 26 pay periods). Your performance will be reviewed annually, beginning on your first anniversary date, and your salary may be adjusted at that time.

As an employee of ViaCell, you will be entitled to 25,000 shares of ViaCell stock options (valued at $0.30 per share, vested over four years), pending board approval, and participation in our employee benefits program.

ACCELERATED VESTING OF OPTIONS. Should the Company terminate you without "Cause" (as hereinafter defined) or you terminate your employment with the Company for "Good Reason" (as hereinafter defined) within one year from your date of commencement of full time employment with the Company, any options then held by you to purchase shares of ViaCell Common Stock, which options are then subject to vesting, shall, accelerate and become fully vested and exercisable as to 50% of such options on the date of such termination.

"Cause" shall mean (i) your willful and continued failure to substantially perform your assigned duties (other than any such failure resulting from your incapacity due to physical or mental illness) after a demand for substantial performance is delivered to you by the Chief Executive Officer or Chief Financial Officer of the Company and not cured within 10 days of receipt of such notice, (ii) a material breach by you of any Company policies; (iii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by you against the Company or any client of the Company, which would result in material harm to the Company or (iv) any conviction of a felony (including a plea of NOLO CONTENDERE).

"Good Reason" shall mean your assignment to duties inconsistent in any material respect with your position, duties or responsibilities as contemplated by the job description of your position, or any other action by the Company or its successor, which results in a material diminution in such position, duties or responsibilities, excluding for this purpose an isolated, insubstantial and


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inadvertent action not taken in bad-faith and which is remedied by the Company promptly after it receives notice thereof by you.

A highlight of our benefits currently includes medical insurance, dental insurance, long-term disability, life insurance, paid vacation, holidays and sick days. If you choose to enroll in the health and/or dental plan, you will be responsible for a portion (20%) of the premium cost, with pre-tax payment arranged through payroll deductions. As they become available, additional benefits may be added to your employment package. Details of all ViaCell's benefit programs will be reviewed during our orientation meeting on your first day of work.

This offer is contingent on your providing proof of eligibility for employment. On your first day of employment, please bring with you either: a) a valid U.S. Passport, or b) a birth certificate and driver's license, or c) an original Social Security card and driver's license.

Please indicate your acceptance of this offer and your anticipated start date by completing and signing this letter, along with the Agreement Related to Intellectual Property and Confidential Information, and sending the original copies to my attention. This offer will remain in effect for a period of seven
(7) calendar days from the date of this letter. Please feel free to call me if you have any questions.

Mary, we look forward to having you join our team!

Sincerely,

/s/ Erin Quinn

Erin E. Quinn
Director, Human Resources



I ACCEPT YOUR OFFER OF EMPLOYMENT:

/s/ Mary Thistle
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